Exhibit 4.11

No.: 2012 (QING) DZ No 1001

General Agreement on Import Paying Service

Special notes: This Agreement is signed by Party A and Party B on the basis of their own free will and equality with consensus through consultation, all terms are real expressions of the Both Parties. To safeguard legal rights and interests of Party B, Party A has asked Party B to pay special attention to all terms about the rights and interests of the Both Parties, especially for the boldface letters.

Party A: Industrial & Commercial Bank of China Co., Ltd., Dongguan Qingxi Branch

Dwelling place (address): Qingxi Town, Dongguan City

Responsible person: Xiaofeng Yao

Party B: Dongguan Lite Array Co., Ltd.

Dwelling place (address): Galaxy Ind. Area, Qingxi, Dongguan Province, PRC

Legal representative: John C.K. Sham

Whereas: Party B applies for import paying service to Party A, to determine responsibility, keep their word, the Both Parties shall conclude this Agreement through equal consultation.

Article I. Definition: “Import paying service”: under the import letter of credit, import collecting service, T/T item of Party B (as an importer), due to funding demand of Party B, Party B applies for the service that Party A pays the foreign goods payment through its agencies at home and abroad, Party B promises to repay the mentioned funds and the resulting interest, overdue fines, etc. within the prescribed period. Paid Party A chooses the payment notification as creditor’s rights of Party A to Party B. The payment notice of the paying agent selected by Party A shall be regarded as the basis of creditor’s rights of Party A to Party B.

Article II. This Agreement shall apply to all import paying services and rollover services handled by Party A for Party B. Party B shall submit the Import Paying Service Application for every import paying service to apply for it one by one. Party B shall submit the Import Paying Service Rollover Business Application for every import paying service rollover business to apply for it one by one. Party A shall decide whether to handle the business in accordance with the specific situation, and determine the financing amount, time limit, interest rate, etc. in accordance with the provisions of Party A.

Article III. For the paying agent authorized by Party A handles the payment under the import letter of credit, import collecting service, cash on delivery (COD), Party B shall pay actual financing funds and interests on the due date in accordance with the Import Paying Service Repayment Confirmation provided by Party A without preconditions.

Article IV. Financing management: Party A shall have the rights to check, supervise the operating management, financial activities, material inventory and sales conditions. Party B shall submit the financial statements as well as related planning and statistics every month, and provide assistance for the financing management work to Party A.

Article V. In order to ensure Party A collects the payment on behalf of and interests from Party B in advance, Party B shall agree that import the goods ownership belongs to Party A and provides the corresponding guarantee at the request of Party A. For import paying service under import letter of credit and import collecting service, Party B shall provide trust receipt one by one to Party

A, in accordance with the above-mentioned documents, as the trustee of Party A, Party B shall hold and handle import, import letter of credit, the import collecting documents as well as the corresponding goods on behalf of the interests of Party A. After the goods is sold, sales of goods shall be held by Party B on behalf of Party A, Party A shall have the rights to retrieve it at any time. Party B shall guarantees to transfer the sales payment to the account designated by Party A: 2010028919200084939. If Party B cannot repay the debt of Party A, Party A shall have the rights to dispose of the goods directly.

At the request of Party A, Party B shall provide the maximum amount guarantee recognized by Party A to Party A (guarantee contract name: The Maximum Amount Pledge Contract; Contract No.: 2012 (QING) ZZ No. 1001, 1002), the guarantor responsibility shall cover all services handled by Party B under this General Agreement. In case Party B provides pledge / mortgage, pledge / mortgage object shall be the item other than the imported goods.

Above trust receipt and guarantee contract shall be an integral part of this Agreement with the same legal effectiveness with this Agreement.

Article VI. Repayment: Party B shall ensure to repay the principal and interest in accordance with Import Paying Service Repayment Confirmation on schedule. Party B shall not repay in advance or extend period without the approval from Party B.

In case Party B can’t repay on schedule for whatever reason, Party A shall have the following rights:

1. Collect the overdue fines for overdue repayment, fine interest rate shall be the original financing rate plus 40%, for the interests which not paid by Party B on schedule, the compound interest shall be collected in accordance with the fine interest rate;

2. Deduct the debt from the account of Party B in accordance with the regulation in this Agreement;

3. Deduct the debt from the account receivable of Party B;

4. Dispose mortgage / pledge object or ask the guarantor to perform the repayment obligations;

5. In case Party B repays in advance or extending period with the approval of Party A, Party A shall have the rights to collect the compensatory payment. The specific amount shall be determined in the business application or other documents one by one. The interest rate for payment in advance or extending period shall be subject to the payment interest rate regulated by Party A.

6. Adopt other measures which are enough to safeguard rights and interests of Party A under this Agreement.

Article VII. Insurance: Party A may ask Party B to make insurance for imported goods by regarding Party A as the first beneficiary. Party A shall be entitled to directly deduct the principal and interest for this financing from the compensation payment made by the insurance company.

Article VIII. Statement, guarantee and promise of Party B:

1. Party B is an economic entity with independent legal person qualification established in accordance with the laws of the People’s Republic of China;

2. Party B has the legal person rights and the qualification and license to fulfill their responsibility;

3. All financing materials provided by Party B to Party A are real.

4. Party B further warrants to Party A that, unless otherwise agreed in writing by Party A, Party B shall not:

(1) Provide guarantee for other economic entities before paying off this financing (including principal and interest);

(2) Cause, lead or permit any Party A’s current and future loss in property income and rights;

5. Party B shall promise not to do the following events in any case:

(1) Refuse to pay due repayment and interests to Party A for any reason after Party A making financing payment, or appeal to the court to stop paying above funds and interests.

(2) Make base trade contract dispute damage the creditor’s rights of Party A;

(3) Make mortgage / pledge for others by using documents and corresponding goods under above import letter of credit, import paying service.

(4) Engage in any activity which is harm to or may obstruct Party A to perform the obligations and responsibilities under this Agreement.

Article IX. Responsibility of breach of contract

1. There is one of the following circumstances, it shall be regarded as breach of contract of Party B:

(1) The statement and guarantee made by Party B in this Agreement is not true or violating the commitments under this Agreement;

(2) Party B fails to perform the obligations under this Agreement;

(3) From the view of Party A, the production and operation or financial status of Party B may change or affect the performance of responsibilities and obligations under this financing agreement;

(4) Party B: stop production, dismiss, clearing accounts, out of business, cancellation of license or petition for bankruptcy;

(5) Party B is involved with major economic disputes or causing accidents due to violating food safety, production safety, environmental protection and other related laws and regulations, supervising rules or industry standards, etc., which may produce a major adverse impact for the fulfillment of its obligations under this Agreement;

(6) Party B uses the false contract entered with associated to extract Party A’s capital or credit with a trade without real background, or escapes the creditor’s rights of Party A through associated transaction;

(7) The guarantee against Party A under this Agreement has any change, Party B doesn’t provide other guarantees in accordance with the requirements of Party A:

(8) Other situations which may have a major adverse effect on Party B performing the obligations under this Agreement.

2. In case Party B breaks a contract, Party A shall have the rights to adopt one or more of the following remedies:

(1) Ask Party B to rectify the default behaviors within a time limit;

(2) Stop issuing the financing funds which have not yet been issued;

(3) Announce that all unpaid financing funds are due immediately, Party B shall pay it off at once and undertaker relevant default responsibilities.

(4) Ask Party B to compensate the expenses which are produced by Party A for realizing the creditor’s rights under this Agreement, including but not limited to retaining fee, evaluation fee, auction fee.

(5) Related laws and regulations, other measures agreed in this Agreement or necessary for Party A.

Above measures shall not affect the rights of Party A under this Agreement. For this, Party B shall give up the rights of defense without preconditions.

Article X. In case Party B doesn’t make repayment when Party A’s financing is due (including that was declared due in advance), Party A shall have the rights to deduct the corresponding amount from all accounts created by Party B at the site of Party A or other branches of Industrial and Commercial Bank of China, Party B shall not have any objection and give up defenses.

In case the currency is not consistent with this Agreement, it shall be calculated in accordance with the exchange rate appropriate for Party A on the transferring account date. Interest and other cost produced from the transferring account date to the payoff date (the date when Party A converts the currency and pays off the debts of Party B actually in accordance with the national foreign exchange management policy), as well as the difference amount because of the exchange rate fluctuation shall be undertaken by Party B.

Article XI. Party A shall have the rights to provide information related to this Agreement and other related information of Party B to the credit investigation system of the People’s Bank of China and other credit information databases established lawfully in accordance with the provisions of relevant laws and regulations or the requirements of financial organization, to be inquired and used for organizations or individuals with appropriate qualifications. Party A also shall have the rights to learn about the information of Party B through the credit investigation system of the People’s Bank of China and other credit information databases established lawfully.

Article XII. Waiver: Party A doesn’t or delays to exercise any right under this Agreement, it shall not be deemed as waiver, and shall not affect any obligation undertaken by Party B in this Agreement.

Article XIII. Modification and supplement of the Agreement: this Agreement may be separately modified and supplemented with the approval from Party A and Party B. Any modification and supplement signed by Party A and Party B shall be an integral part of this Agreement with the equal legal effectiveness. But the original agreement shall still be effective before being modified and supplemented.

Article XIV. The laws of the People’s Republic of China (PRC) shall be appropriate for this Agreement. All disputes between the Both Parties arising from this Agreement shall be firstly resolved by the Both Parties through consultation. In case they fail to reach a consensus, the second kind of method shall be adopted to resolve it:

1. Arbitration shall be done by China International Economic and Trade Arbitration Commission (CIETAC) at                  in accordance with the effective financial dispute processing rules upon application.

2. It shall be settled in the people’s court at the site of Party A by the method of lawsuit.

During the course of lawsuit or arbitration, the terms not involved with any dispute in this Agreement shall still be performed.

Article XV. The change of Party A or Party B: when Party B has made merging, division, restructuring, it shall inform Party A in advance. This Agreement shall still be effective for Party A and Party B after merging, dividing, restructuring. Party A and Party B after changing shall respectively undertake or fulfill the obligations in this Agreement and respectively enjoy the rights in this Agreement.

Article XVI. The Import Paying Service Application, the Trust Receipt, Import Paying Service Accelerated Repayment Application, the Import Paying Service Extending Application and the Import Paying Service Repayment Confirmation of this Agreement shall be an integral part of this Agreement and binding upon the Both Parties.

Article XVII. This Agreement shall be in duplicate (original copy), Party A and Party B shall separately hold one. This Agreement shall be effective from the signing date to April 27, 2014. When it is determined, the obligations not performed yet shall also be bound to this Agreement.

Party A (Seal): Industrial and Commercial Bank of China Co., Ltd. (Sealed)	Party B (Seal): Dongguan Lite Array Co., Ltd. (Sealed)

Responsible Person (Authorized Representative):	Legal Representative (Authorized Representative): John C.K. Sham

Date of Signing: April 27, 2012 Witnessed by: